Exhibit 99.2

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED EBITDA

In Thousands

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Reconciliation of operating earnings to adjusted EBITDA:
Operating earnings	$11,015	$16,022	$45,910	$45,786
Gain on sale of shopping center (1)	—	(5,837)	—	(5,837)
Depreciation	1,870	1,758	7,146	6,998
Adjusted EBITDA	$12,885	$11,943	$53,056	$46,947

(1)             On December 28, 2005, the Company’s wholly-owned subsidiary, Dover Downs, Inc., closed on the sale of a shopping center it owned in Dover, Delaware.  The shopping center consisted of approximately 7.7 acres of real property with a one-story building of approximately 95,700 square feet.  The sales price was $12,450,000 and the Company recognized a gain on the sale of $5,837,000.

We define EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our operations. We believe that EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating earnings (as an indicator of our operating performance) or cash flows from operations (as a measure of liquidity) as determined in accordance with accounting principles generally accepted in the United States of America. Not all companies calculate EBITDA in the same manner, and EBITDA as presented by Dover Downs Gaming & Entertainment, Inc. may not be comparable to similarly titled measures presented by other companies.